Exhibit 14.1

Community Partners Bancorp and Two River Community Bank

Code of Conduct

(i)

CODE OF CONDUCT

Preface

The reputation of Community Partners Bancorp (“CPB”) and Two River Community Bank (the “Bank”) for integrity is one of our most valuable assets and is determined by the conduct of the officers, employees and directors of the CPB and the Bank (collectively, the “Company”).  This Code of Conduct is directed to you if you are an officer, employee or director of the Company.  You must never use your position with any of these entities for private gain, to advance private interests, or to obtain personal favors or benefits for yourself, your family or any other person or entity.

You are required to abide by all of the rules in this Code of Conduct unless we describe the rule as being applicable to “Employees,” in which case the rule applies to all officers and employees but does not apply to non-employee directors.  If we describe the rule as being applicable to “Directors,” it is applicable to all persons who serve as directors of the Company, or of any other direct or indirect subsidiary of the Company, but it does not apply to officers or employees who do not also serve as directors.  If you are uncertain about whether a particular rule applies to you, follow the rule until you are certain.  Questions about the rules should be directed to the CEO or Director of Human Resources.

It is the policy of the Company that, at all times, Directors and Employees shall adhere to and obey laws, rules, and regulations of local, state, and Federal authorities applicable to the business of the Company and its affiliates. Failure to do so violates this Code and may expose the offending Director or Employee and the Company to criminal and civil prosecution.

A basic premise of this Code of Conduct is that each employee represents the Company and is obligated to act in the Company's best interest, and in the best interests of its customers and stockholders, without regard to the employee's personal or financial interest or activities.  Employees are expected to recognize and avoid those situations where personal or financial interest or relationships might influence or appear to influence the employee's judgment on matters affecting our institution.

Employees should understand that a conflict of interest may arise when there is a mere opportunity for conflict to occur.  Although employees may not intend to create a conflict of interest, they should manage their affairs to avoid even the appearance of such a conflict.  If an employee has any doubt about a certain situation, the employee should contact his/her supervisor to discuss it immediately.

This Code is not an express or implied contract and does not create or describe any obligations of the Company. The Code supplements but does not supersede or replace other specific policies and procedures that have been adopted by the Company.

This Code is supplemented by our Human Resources Policies and Procedures Manual and supplemental policies applying to certain categories of Employees. Please make sure you are familiar with any supplement that applies to you.

An Employee’s failure to follow these rules is grounds for disciplinary action, termination of employment and possible criminal or civil prosecution. If a Director fails to follow these rules, he or she may be asked to resign from the Board.

I. CONFIDENTIAL AND PROPRIETARY INFORMATION/AUTHORITY/ SECURITY

1. You have and will continue to have access to knowledge and information relating to our loan and deposit customers, including their identity and financial condition, interest rates charged on loans, interest rates paid on deposits, compensating balances, and other terms and conditions of our relationship with our customers.  We refer to this proprietary and confidential information as “Confidential Information”

2. Confidential Information is a valuable asset of ours.  You must hold that information in strictest confidence and safeguard it from public disclosure.

3. No Employee is permitted to use proprietary or confidential information obtained by the Employee from a prior employer.

4. Except in the course of performing duties for us as our Employee, you must not, while you are employed by us or at any time thereafter, directly or indirectly divulge any Confidential Information to any other person or entity, or appropriate Confidential Information for the use of any person or entity. If and when you leave your employment with us, you are not permitted to remove any documents, files, computer disks or any other materials or objects that contain any Confidential Information.

5. Confidential Information may contain information that reflects favorably or adversely upon the investment value or future market value of a business enterprise.  You must not disclose or use any Confidential Information in any manner to obtain personal advantage or to provide advantage to others. For example, Confidential Information obtained by the Commercial Loan Department shall not be used by the Trust Department in making investments for fiduciary accounts.  In addition, you must not use, or assist any other person or entity in using, Confidential Information to enhance your investment portfolio or that of any other person or entity.

6. All Employees are required to perform their job responsibilities in an honest and conscientious manner. Many Employees are entrusted with different levels of authority and security clearances in order to perform various banking functions. Some examples are tellers’ control over cash, individuals with monetary posting capabilities on our computer system, control over keys and combinations to vaults and safes, and check signing authorities.  Security codes and procedures must never be divulged and dual control procedures, where applicable, must be strictly followed.

7. Confidential Information includes information contained in our computer-maintained customer databases.  You must not use, divulge, copy or otherwise reproduce such databases or any of the information contained therein except for our business purposes.

8. All Employees are prohibited from duplicating any software they use at work, except for backup purposes. This prohibition includes duplication for personal use by the Employee. Any Employee who provides software that we own or license to any outside third party, including clients or customers, is in violation of this policy. All information that is stored on our computer system is our sole property. Our computers must not be used for personal business and you are prohibited from running non-Company programs on our computers.

II. DISCRIMINATION / HARASSMENT

1. State and federal banking statutes, rules and regulations, as well as general anti-discrimination statutes of the United States and the State of New Jersey, prohibit discrimination in lending and other banking activities.  Moreover, it is our policy not to discriminate against any existing or potential employees, customers, suppliers or vendors, based upon race, creed, handicap, disability, color, national ancestry, national origin, nationality, sex, age, sexual orientation or marital status.

2. Our policy is to promote and maintain a work environment in which all Employees and customers are treated with respect and decency. No form of discriminatory or disrespectful conduct (sexual or non-sexual) by or toward any Employee or customer will be tolerated. Sexual and non-sexual harassment are among the forms of prohibited conduct.  In addition, sexual harassment is illegal.  Unwelcome sexual advances, requests for sexual favors, or other verbal or physical conduct of a sexual nature may constitute sexual harassment.

III. PERSONAL INVESTMENTS

1. You must disclose in writing to the CEO and Board any “substantial ownership” that you have in a customer or vendor or a financial institution that competes with us.  A “substantial ownership” is the direct or beneficial ownership of (i) more than $10,000 in stock or debt in any private company or (ii) more than 1% of the common stock or debt of any publicly traded company.  You must provide this information when you first sign a statement indicating your receipt of this Code of Conduct, and you must update it promptly whenever the nature and scope of the investments you hold change, whether due to purchases, sales, stock dividends or otherwise. If a conflict of interest exists or arises between your investments and your obligations to us, we will take appropriate action, which, in the case of Employees, includes possibly (a) requiring you to divest yourself of all of the investments that create the conflict of interest or potential conflict of interest, or (b) requiring you to resign your position with us.

2. As an Employee you should be prudent in your investments and not engage, or permit any agent or broker to engage, on your behalf, in unwarranted speculation in securities or commodities.

3. If you have access to Confidential Information, you are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  All non-public information about the Company, or any other direct or indirect subsidiary of the Company should be considered Confidential Information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  If you have any questions, please consult your personal attorney.

4. Under no circumstances may you buy or sell the security of any company or bank at any time when you know that we are buying such securities for our account or you know that we may seek to acquire that company or bank.

5. You are not permitted to buy or sell the security of any company or bank when you know that our Trust Department is actively buying or selling securities of the same company or bank if your transactions might affect the market in which the Trust Department is trading.

6. You must not accept offers to buy any security at terms more favorable than those available to the general public if those offers come to you because of your position with us.

IV. GIFTS AND FEES

1. Federal law prohibits you from seeking or accepting anything of value in connection with any of our transactions or business where there is an intent to corruptly influence or reward you.  The law also prohibits anyone from offering or giving anything of value to you with that intent.

2. Employees may accept gifts only if they are non-cash gifts of nominal value (less than $250).  However, you should never accept a gift in circumstances in which it may appear to others that your business judgment has been compromised.  Similarly, an Employee may not accept or allow a close family member to accept gifts, services, loans or preferential treatment from anyone - customers, suppliers or others - in exchange for a past, current or future business relationship with us.

3. You must not accept any fee or other form of remuneration that violates any law and, in any event, you must not accept any fee or other form of remuneration from one of our customers, prospective customers or suppliers without the written approval of the CEO. We have supplemental policies that may impose various limitations or require various reports or approvals on particular categories of persons or business units.  Please make sure you are familiar with any supplemental rules that may apply to you.

4. You must not accept, directly or indirectly, any bequest or legacy from one of our customers, except where the customer is a close relative of yours.  This prohibition also applies to members of your immediate family and it will continue to apply even after you are no longer working.  If you learn about such a legacy being contained in a customer’s will, you must deliver immediately a written report describing all pertinent facts to the CEO and Board.

5. You must not borrow from our customers, prospective customers, suppliers or any other persons or companies with which we do business unless the individual or entity is related to you or engaged in lending in the usual course of business, and then only on terms no more favorable than those offered to others under similar circumstances.

6. The prohibitions and reporting requirements in items 1-5 above do not apply to you or your dependents or families accepting any of the following things:

(a) Gifts or bequests based upon family or long-time, close personal relationships, when the circumstances clearly indicate that it is these relationships rather than the business of the persons concerned which are the motivating factors in the gifts or bequests.  In situations involving the receipt or furnishing of gifts, entertainment or services from established friends who are also customers, prospective customers, suppliers or other persons with whom we do business, you or your dependent or family member must use prudent judgment and should consider seeking guidance from an appropriate senior officer.

(b) Food and entertainment at regular business luncheons, dinners, meetings or sporting events where the purpose of such event is to hold bona fide business discussions (not to exceed $250 in aggregate value per Employee and dependent per event).  If the aggregate value per Employee and dependent of a particular activity is believed in good faith to be greater than $250 but less than $1,000 the estimated cost must be reported to the CEO. Amounts estimated in good faith to exceed $1,000 in aggregate value per Employee and dependent per event must be reported to the CEO and Chairman of Audit Committee and must be returned to the donor. In all cases, you are encouraged to pay for yourself. In golf outings and similar sporting or non-sporting events held for charitable purposes where the charity receives a substantial portion of the proceeds, the event will be exempt from the dollar limitation. The acceptance of tickets to certain one-time events, such as major sporting play-offs, will not be allowed because the value may far exceed the ticket price. The acceptance of sporting event tickets, theatre tickets or other event tickets or similar items from a customer when the customer does not attend the event are a gift and do not fit within this exception.

(c) Loans from other banks or other financial institutions on customary terms to finance proper credit needs, such as home mortgage and consumer credit loans.  However, all officers stipulated under the resolutions of the Bank’s Board of Directors with respect to the application of Federal Reserve Regulation O (generally, senior vice president and above) are required to report any borrowing from another bank or financial institution which is in excess of the amount that they may borrow from the Bank for the same type of loan.

(d) Awards given by charitable, civic, religious or similar organizations for meritorious contributions or achievement.

V. CONFLICTS OF INTEREST AND OUTSIDE ACTIVITIES

1. Employees shall not engage in any business activity or employment that interferes with their duties to us or to our shareholders, divides their loyalty or creates a possible conflict of interest.

2. Officers must make full written disclosure to the CEO and Board and obtain written approval from the CEO of all proposed outside employment, directorships or fiduciary appointments.

3. Employees are encouraged to participate in civic organizations and political activities provided that their participation does not unduly interfere with their duties to us and is not otherwise detrimental to us.

4. You are encouraged and expected to give your loan, deposit and trust work to us. Although this may be viewed as a conflict, as long as the relationships are on an arm’s-length basis and, where applicable, comply with Regulation O, the conflict of interest prohibition shall not apply to these transactions.

5. In the ordinary course of their business, Directors (or a business in which the Director is a partner, significant shareholder, director or executive officer) may provide services to us or to our customers in a transaction with us, subject to disclosure to and approval by the CEO and subject to disclosure to and approval by the Board of Directors when the CEO reasonably believes there is the potential for a material conflict between our interests and the Director’s or his client’s interests.

6. There may be occasions when a relative of yours (or a business in which the relative is a partner, significant shareholder, director or executive officer) is retained by us as service or product suppliers or otherwise. In such circumstances, prior approval by the Board of Directors and competitive pricing are required.  In the case of Employees who are not part of senior management, CEO approval may substitute for Board approval.

VI. CORPORATE OPPORTUNITIES

You are prohibited from taking for yourself personally, opportunities that are discovered through the use of corporate information or position without the consent of the Board.

VII. ADMINISTRATION

1. All Employees must review this Code of Conduct and sign a statement to that effect setting out any information called for by the Code or that might affect such individual’s adherence to the Code. In addition to the disclosures required by the statement, each Employee shall report promptly, in writing, the existence of any relationship or interest which might involve or appear to involve a conflict of interest as such relationships or interests arise.

2. This Code of Conduct and all decisions arising in connection with it shall be determined by our CEO and Board of Directors. In certain cases, circumstances may exist which may warrant the CEO and the Board of Directors granting an exception to the Code of Conduct. An Employee claiming such circumstances must present them to the Board in writing.

3. All Employees are hereby advised that any violation of this Code of Conduct is grounds for disciplinary action, termination of employment and possible criminal or civil prosecution.

4. From time to time, situations will arise that are not clearly covered by this Code of Conduct. When such situations arise, the Employee should promptly discuss them with the CEO or the CEO’s appointed representative, the Director of Human Resources.

VIII. WAIVERS OF THIS CODE

Any waiver of this Code for executive officers or Directors may be made only by the Board and will be promptly disclosed as required by law or stock exchange regulation. Circumstances under which this Code expressly requires Board or CEO approval do not constitute waivers of this Code.  CPB must disclose any such waivers granted to executive officers or Directors within four business days by filing a current report on Form 8-K with the SEC if required by the Form 8-K to do so, or alternatively, by disclosing waivers on the Company's website in a manner that satisfies the requirements of Item 5.05(c) of Form 8-K, or in cases where a Form 8-K is not required, by distributing a press release.

IX. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to promptly talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Employees can also report any violation (other than those of a merely technical or minimal nature) of a federal or state statute or regulation or of this Code, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit, directly to the CEO or the Director of Human Resources.  Employees are expected to cooperate in internal investigations of misconduct.

In addition, Employees may make confidential reports of any suspected wrongdoing or questionable operations or conduct directly to Lighthouse Services, English 1-800-398-1496, Spanish 1-800-216-1288, via e-mail reports@lighthouse-services.com, or www.lighthouse-services.com.  The user name is trcb and the password is complaint to submit a report.  These reports are submitted independent of the Company and the reporting persons identity will not be revealed to the Company except pursuant to his or her consent.

Employees may report ethical violations in confidence and without fear of retaliation.

Employees of the Company are protected, to the extent provided by law, against retaliation by the Company when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or the Company itself, regarding conduct which the employee reasonably believes relates to fraud against the Company’s shareholders.  Furthermore, the Bank is subject to and the Employees are protected by the provisions of Section 33(a), Depository Institution Employee Protection Remedy, of the Federal Deposit Insurance Act (12 U.S.C. 1831j, as amended), which are commonly known as the “Whistleblower Protections.”

If your situation requires that your identity be kept secret, your anonymity will be protected. We do not permit retaliation against Employees for good faith reports of ethical violations. Accordingly, no Employee will be subject to retaliation or discipline for providing, in good faith, reports or other information concerning suspected violations of law or this Code. If you believe that you are the subject of retaliation or that your job status has been adversely affected as a result of reporting under this Code, you should contact the CEO or the Director of Human Resources.

Reports concerning questionable accounting, auditing, financial reporting, or internal financial controls matters.

If your report concerns questionable accounting, auditing, financial reporting, or internal financial controls matters, and in good faith you believe that we have not responded or will not respond in an appropriate manner or with appropriate action to your report, you may submit an anonymous and/or confidential written report to the Audit Chairman, Audit Committee, (c/o Two River Community Bank), 1250 Highway 35 South, Middletown, New Jersey, 07748.  You may also call the Audit Chairman direct at (732) 842-3961, or contact him by e-mail at jperri@rpdcpas.com.

In addition, confidential reports may be submitted independent of Community Partners Bancorp to Lighthouse Services, English 1-800-398-1496, Spanish 1-800-216-1288, via e-mail reports@lighthouse-services.com, or www.lighthouse-services.com.  The user name is trcb and the password is complaint to submit a report.

X. DISCLOSURE

If an employee believes he/she will be in violation of this Code of Conduct, the employee must disclose the facts of the situation to his or her supervisor or other appropriate officer.  Failure to do so is a separate breach of this Code.

Disclosure should always be in writing, and a written response to the employee should be given by senior management.  A file of disclosures and responses should be maintained by each affiliate.

XI. RECORDKEEPING

Employees shall always adhere to established accounting rules and audit controls.  All records shall accurately reflect transactions in a timely manner.  Incorrect or misleading entries shall be corrected immediately.  Falsification of records or transactions shall be grounds for termination.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful for any officer or Director of the Company or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading.  Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

Whenever an Employee becomes aware of an investigation which affects the Company, he or she shall immediately notify the Company’s Chief Executive Officer.  Notwithstanding any Company records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending law suit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed.  For purposes of this section, “records” means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail, and the contents of hard discs.

XII. EMPLOYMENT OF RELATIVES

The Company does not permit the employment of relatives of current employees.  For the purposes of this policy a relative is defined as a spouse, child, parent, parent –in-law, brother, sister, brother-in-law, sister-in-law, grandchild or grandparent.  Close relative also means domestic partner as defined by the NJ Domestic Partnership Act.

Any group of two or more individuals both or all of whom are (i) active employees of the Bank as of June 1, 2009, and (ii) are considered to be relatives under the definition of the proceeding paragraph will be exempt from the application of this policy for so long as they are continuously employed by the Bank.  In the event a current employee seeks a position change that will involve working in the same department or being in a supervisor/subordinate role with a relative, the transfer will not be permitted.  If two employees become relatives (whether by marriage or other legal action), it will be up to the employees involved to determine which one will resign.  In the event neither employee resigns, the Bank reserves the right to terminate either or both of the employees involved.

The Company reserves the right to modify this policy if necessary and make a decision that is in the best interest of the Company.

XIII. POLITICAL ACTIVITY

The Company is prohibited from making corporate contributions for political purposes. This includes contributions of "anything of value" such as the use of facilities, equipment, and personnel.

The Company believes, however, that it is important for citizens to take an active interest in governmental processes. Directors, officers and employees are encouraged to be well-informed concerning political issues and to take an active interest in such matters. In such cases, employees participate in political and civic activities as individuals and not as representatives of the Company. To avoid any interpretation of the Company sponsorship or endorsement, the neither CPB nor the Bank's name or address should be used in any manner.

While Company policy prohibits the use of corporate funds in political activities, this is not intended to discourage directors, officers or employees from making personal contributions for political purposes. Directors, officers or employees must not, however, be reimbursed by the Company in any way for such contributions.

XIV. INTEGRITY OF RECORDS AND FINANCIAL REPORTING

The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of CPB and the Bank, and any persons performing similar functions (collectively, the “Senior Financial Officers”), are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records.  Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations.  Diligence in accurately preparing and maintaining the Company’s records allows the Company to fulfill its reporting obligations and to provide shareholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure.  Senior Financial Officers are responsible for establishing and maintaining adequate disclosure controls and procedures, and internal controls and procedures, including procedures that are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data with care and honesty.

Senior Financial Officers shall immediately bring to the attention of the Audit Committee any information they may have concerning:

(a)           Defects, deficiencies, or discrepancies related to the design or operation of internal controls which may affect the Company’s ability to accurately record, process, summarize, report and disclose its financial data, and

(b)           Any fraud, whether or not material, that involves management or other employees who have roles in the Company’s financial reporting, disclosures or internal controls.

XV. COMPLIANCE PROCEDURES

You and we must work to ensure prompt and consistent action against violations of this Code. However, in some situations difficult judgments are required. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

(a)            Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

(b)           Promptly discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.

(c)            Seek help from our resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, promptly discuss it with the CEO or the Director of Human Resources. If that also is not appropriate, you may address your concerns to: Community Partners Bancorp Audit Committee, 1250 Highway 35 South, Middletown, New Jersey, 07748.

CERTIFICATE

I have received, read, accept and shall comply with the Community Partners Bancorp and Two River Community Bank Code of Conduct.

Date:
Signature

Printed Name